Exhibit (h)(iii)

CONSIDERATION OF EXPENSE CAP ARRANGEMENTS

WHEREAS:	Legg Mason Partners Fund Advisor, LLC (“LMPFA”) has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than the exceptions disclosed in the prospectus for the applicable Fund) to the amounts set forth in the Expense Cap Arrangement material for this meeting and as presented to and described at this meeting, subject to recapture as described below; therefore, as to each listed class of each applicable Fund, it is

RESOLVED:	That the Board approves and agrees to this arrangement, subject to the following:

•       That the expense cap arrangement shall continue for the applicable Fund until the date specified in the Board Material, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and that the expense cap arrangement may be terminated at any time after such date by LMPFA;

• That the expense cap arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or Fund at any time;

•       That LMPFA is permitted to recapture amounts waived or reimbursed to the Fund class within three fiscal years after the year in which LMPFA earned the fee or incurred the expense if the class’ total annual operating expenses have fallen to a level below the limit described above; and

•       That in no case shall LMPFA recapture any amount that would result, on any particular business day of the Fund, in the Fund’s total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED:	That the officers of the Fund, acting singly, are hereby authorized, empowered and directed to update the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate to reflect the substance of the foregoing resolutions; and further

RESOLVED:	That the officers of the Fund, acting singly, are hereby authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officers shall approve in their discretion, in each case as conclusively evidenced by their actions or signatures.

Name of Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Legg Mason BW Diversified Large Cap Value Fund	A	1.15	12/31/2018
	A2	1.35	12/31/2018
	C	1.90	12/31/2018
	FI	1.15	12/31/2018
	I	0.80	12/31/2018
	IS	0.70 (not to exceed I)	12/31/2018
	R	1.40	12/31/2018
	R1	2.05	12/31/2018

Legg Mason BW Dynamic Large Cap Value Fund	A	1.10	12/31/2018
	C	1.85	12/31/2018
	FI	1.10	12/31/2018
	I	0.75	12/31/2018
	IS	0.65 (not to exceed I)	12/31/2018
	R	1.35	12/31/2018

QS Strategic Real Return Fund	A	1.35	12/31/2018
	A2	1.55	12/31/2018
	C	2.10	12/31/2018
	FI	1.35	12/31/2018
	I	1.10	12/31/2018
	IS	1.00 (not to exceed I)	12/31/2018
	R	1.60	12/31/2018

Miller Income Opportunity Trust	A	1.25	12/31/2018
	A2	1.45	12/31/2018
	C	2.00	12/31/2018
	FI	1.25	12/31/2018
	I	0.95	12/31/2018
	IS	0.85 (not to exceed I)	12/31/2018
	R	1.50	12/31/2018

QS International Equity Fund	A	1.30	12/31/2018
	A2	1.50	12/31/2018
	C	2.05	12/31/2018
	FI	1.30	12/31/2018
	I	0.95	12/31/2018
	IS	0.85 (not to exceed I)	12/31/2018
	R	1.55	12/31/2018
	R1	2.10	12/31/2018

Martin Currie Emerging Markets Fund	A	1.50	12/31/2018
	A2	1.70	12/31/2018
	C	2.25	12/31/2018
	FI	1.50	12/31/2018
	I	1.15	12/31/2018
	IS	1.05 (not to exceed I)	12/31/2018
	R	1.75	12/31/2018

RARE Global Infrastructure Value Fund	A	1.50	12/31/2018
	A2	1.70	12/31/2018
	C	2.25	12/31/2018
	FI	1.50	12/31/2018
	I	1.15	12/31/2018
	IS	1.05 (not to exceed I)	12/31/2018
	R	1.75	12/31/2018

QS Global Market Neutral Fund	A	1.55	12/31/2018
	A2	1.75	12/31/2018
	C	2.30	12/31/2018
	FI	1.55	12/31/2018
	I	1.20	12/31/2018
	IS	1.10 (not to exceed I)	12/31/2018
	R	1.80	12/31/2018